Exhibit 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

RICHMOND, INDIANA (April 27, 2020) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.20 diluted earnings per share, for the first quarter of 2020 compared to net income of $1.4 million for the first quarter of 2019.  There is no comparison of earnings per share to the first quarter of 2019, as the Company’s reorganization from the mutual to stock form of ownership and related stock offering was not completed until July 1, 2019.

President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “The first quarter of 2020 was off to a good start with several of the expenses associated with our initial public offering and benefit plan restructuring  behind us. Then, in early March we shifted our focus to helping businesses and individuals in our communities during the ongoing COVID-19 pandemic. We, as a Company, are doing everything we can for our customers who have applied for government sponsored loan programs. We have continued our charitable giving to organizations that are assisting our communities at this time and particularly those that are focused on people affected by Covid-19.  We have also taken steps to protect the safety and health of our employees while encouraging them to continue their community involvement if it can be done in a safe manner.  In this regard, I would like to thank our employees who have demonstrated their commitment to our communities by continuing to provide vital banking services and assistance to our customers from our offices and off-site locations.”

“Our capital and liquidity positions remain strong, allowing us to assist businesses with access to programs like the Paycheck Protection Program.  As always, we will continue to be a reliable partner to our customers in helping them achieve their financial goals. Our first quarter results were only slightly impacted by the COVID-19 pandemic; however, as this pandemic wears on we anticipate that our future results may be affected in a number of areas, including asset quality and earnings. The economic effect of the COVID-19 pandemic is expected to result in added pressures on asset quality in future quarters which may require additional provisions. In addition, the reduction in short-term interest rates by the Federal Reserve was significant and had an immediate adverse impact on our net interest margin.  We expect additional net interest margin compression in future quarters as there will be declining interest income on loans as they reprice in the current interest rate environment, which may be partially offset by the gradual decline in deposit interest rates” concluded Kleer.

Our Response to COVID-19 Pandemic

Loan Programs. In response to the current global situation surrounding the COVID-19 pandemic, the Company is offering a variety of relief options designed to support our clients and communities, including participating in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”).  As of April 21, 2020, we had received, approved and funded PPP applications totaling $55.6 million, helping 346 small business customers in the communities we serve.

Loan Modifications.  We have received, and continue to receive, numerous inquiries and requests from borrowers for some type of payment relief.   The primary method of relief is to allow the borrower up to a 90-day payment deferment.  We have also waived loan late fees and suspended foreclosure proceedings.  We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel.  We have taken various steps to ensure the safety of our clients and our personnel by limiting branch activities to appointment only and use of our drive-up facilities. We also encourage the use of our digital and electronic banking channels while adjusting for evolving State and Federal guidelines.  Many of our employees are working remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site.  To facilitate this approach, we allocated additional computer equipment to staff and enhanced our network capabilities with several upgrades.

The Family First Coronavirus Response Act also provides additional flexibility to our employees to help navigate their individual challenges.

Capital Strength.  At March 31, 2020 the Company’s stockholders’ equity totaled $193.2 million, a $5.4 million, or 2.9% increase from year-end 2019. The Company’s equity to asset ratio was 19.17% at March 31, 2020. At March 31, 2020, the Bank’s Tier I capital to total assets was 14.31% and the Bank’s capital was well in excess of all regulatory requirements.

Balance Sheet Summary

Total assets increased $21.6 million, or 2.2%, to $1.0 billion at March 31, 2020, from $986.0 million at December 31, 2019.  The increase was primarily a result of a $21.8 million, or 8.4% increase in cash and investments.  The increase in cash and investments was funded by a $28.0 million, or 18.2%, increase in FHLB advances and partially offset by a $12.0 million, or 1.9%, decrease in deposits.

The allowance for loan and lease losses increased $217,000, or 3.1%, to $7.3 million at March 31, 2020 from $7.1 million at December 31, 2019.  At March 31, 2020, the allowance for loan and lease losses totaled 1.05% of total loans and leases outstanding compared to 1.02% at December 31, 2019. Net recoveries during the first three months of 2020 were $7,000, compared to net charge-offs of $289,000, or 0.04%, of average loans and leases outstanding during the first three months of 2019.

As of March 31, 2020, the Company had evaluated its exposure to potential loan and lease losses related to the COVID-19 pandemic based on information currently available.  At that time, the Company did not have verifiable documentation as to the full extent of the impact of the pandemic on the Company’s deposit and loan customers.  Management regularly analyzes conditions within its geographic markets and evaluates its loan portfolio.  Credit metrics are being reviewed and stress testing is being performed on the loan portfolio.  Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.

Total deposits decreased $12.0 million, or 1.9%, to $605.2 million at March 31, 2020 from $617.2 million at December 31, 2019. This decrease in deposits primarily was due to a decline in money market account balances and brokered deposits.  Brokered deposits decreased $8.7 million during the first three months of 2020. At March 31, 2020, brokered deposits totaled $48.0 million, or 7.9 % of total deposits, compared to $56.7 million, or 9.2% of total deposits at December 31, 2019.

Stockholders’ equity totaled $193.2 million at March 31, 2020, an increase of $5.4 million from December 31, 2019. The increase in stockholders’ equity primarily was the result of net income of $2.5 million in the first quarter of 2020 and a $2.8 million improvement in accumulated other comprehensive income.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $768,000, or 10.8%, to $7.9 million in the first quarter of 2020 compared to $7.1 million in the first quarter of 2019.  This increase was due to an increase in average interest-earning assets during the first quarter of 2020 compared to the comparable period in 2019. The total benefit of this increase in average interest-earning assets was diminished by the significant reduction in the targeted Federal Funds Rate since July 2019, including the 150 basis point decrease in March 2020 in response to the COVID-19 pandemic.

Interest income increased $695,000, or 7.1%, to $10.5 million during the quarter ended March 31, 2020, compared to $9.8 million during the quarter ended March 31, 2019. Interest income on loans increased $298,000, or 3.4%, to $9.1 million for the quarter ended March 31, 2020, compared to $8.8 million for the comparable quarter in 2019, primarily due to a higher average loan balance.  The average outstanding loan balance was $686.2 million for the quarter ended March 31, 2020, compared to $668.2 million for the quarter ended March 31, 2019. The average yield on loans was 5.28% for the quarter ended March 31, 2020, compared to 5.25% for the quarter ended March 31, 2019. Interest income on investment securities increased $321,000, or 34.1%, to $1.2 million during the quarter ended March 31, 2020, compared to $942,000 during the comparable quarter in 2019. The increase in the interest income on investment securities was due to higher average balances, partially offset by a lower weighted average yield.  The average balance of investment securities was $224.3 million for the quarter ended March 31, 2020, compared to $142.6 million for the quarter ended March 31, 2019. The average yield on investment securities was 2.11% for the quarter ended March 31, 2020, compared to 2.38% for the quarter ended March 31, 2019.

Interest expense decreased $73,000, or 2.8%, to $2.6 million for the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019. Interest expense on deposits decreased $62,000, or 3.3%, to $1.8 million for the quarter ended March 31, 2020, compared to a year ago, primarily as a result of a decrease of $27.0 million, or 4.7%, in the average balance of interest-bearing deposits to $546.5 million.  The weighted average rate paid on interest-bearing deposits was 1.34% for the quarter ended March 31, 2020, compared to 1.33% for the quarter ended March 31, 2019.  Interest expense on FHLB borrowings decreased $11,000, or 1.5%, to $739,000 for the quarter ended March 31, 2020, compared to the prior year, due to a decrease in the average rate paid on FHLB borrowings.  The weighted average rate paid on FHLB borrowing was 1.80% for the quarter ended March 31, 2020, a 41 basis point decline from 2.21% for the comparable quarter in 2019.

Net interest margin was 3.32% for the first quarter of 2020 compared to 3.44% for the first quarter of 2019, primarily due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities.

The provision for loan and lease losses for the first three months of 2020 totaled $210,000, a $315,000, or 60.0%, decrease compared to the $525,000 in the same period of 2019.  The lower provision was due to the lack of growth in the loan portfolio, as well as a reflection of the Company’s asset quality.  Net recoveries during the first quarter of 2020 were $7,000, compared to net charge-offs of $289,000 in the first quarter of 2019. As the COVID-19 pandemic continues, it may exert pressure on asset quality as 2020 unfolds.  As management continues to monitor the loan portfolio, additional provisions may be required.

Noninterest income increased $49,000, or 5.4%, to $953,000 for the first quarter of 2020, compared to $904,000 for the same period in 2019.  Gain on sale of loans and leases increased $141,000, or 161.7%, in the first three months of 2020 to $228,000 compared to $87,000 in the first three months of 2019 as a result of increased mortgage banking activity due to lower rates.  Loan and lease servicing income declined $179,000 in the first quarter as the Company recorded an impairment to its mortgage servicing rights of $114,000 compared to no impairment recorded in the first quarter of 2019.  Other loan fees declined $72,000, or 46.6%, in the first quarter of 2020, primarily due to a $47,000 decrease in loan processing fees and a $24,000 decline in miscellaneous loan fees recorded in the first quarter as a result of lower commercial loan originations in the quarter. Other income increased $78,000, or 61.8% in the first quarter of 2020 compared to 2019, due to a $33,000, or 33.9%, increase in trust fees earned in the first quarter of 2020 compared to the same period in 2019.

Noninterest expense decreased $281,000 to $5.5 million during the first quarter of 2020 compared to the same period in 2019. Salaries and employee benefits declined $112,000, or 3.2%, in the first quarter of 2020 compared to the first quarter of 2019.  Salary expenses increased $73,000 while employee benefit expenses decreased $185,000.   The decrease was due to the $19.3 million accrual of estimated expenses in connection with the freezing and proposed termination of our defined benefit plan in December 2019, which resulted in reduced expenses for the first quarter of 2020.  The freezing of the plan is expected to reduce but not eliminate the ongoing expenses associated with the defined benefit plan until the plan is terminated.   Data processing expenses increased $63,000, or 15.1%, in the first quarter of 2020 compared to the first quarter of 2019, due to normal price increases associated with information technology services and additional digital services offered by the Company.  Deposit insurance expense decreased $79,000, or 58.5%, in the first quarter of 2020 compared to the first quarter of 2019, due to the Bank’s higher capital ratios resulting from the Company’s injection of capital into the Bank in connection with our reorganization to a stock holding company and related stock offering.  We also experienced decreases of $55,000 in legal and professional fees and $95,000 in other expenses during the first three months of 2020, compared to the first three months of 2019.

Income tax expense increased by $333,000 during the three months ended March 31, 2020, compared to the same period in 2019, due to pre-tax income increasing $1.4 million during the first quarter of 2020 compared to the first quarter of 2019.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity: legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended March 31,

	2020	2019

SELECTED OPERATIONS DATA:

Interest income	$10,451,534	$9,756,897
Interest expense	2,564,039	2,636,962
Net interest income	7,887,495	7,119,935
Provision for loan and lease losses	210,000	525,000
Net interest income after provision for loan losses	7,677,495	6,594,935
Noninterest income	953,068	904,455
Noninterest expense	5,523,617	5,805,041
Income before income tax expense	3,106,946	1,694,349
Income tax expense	654,800	322,100
Net income	$ 2,452,146	$ 1,372,249

Shares Outstanding	13,526,625	N/A
Weighted average shares outstanding	12,467,206	N/A
Earnings Per Share:
Basic	$0.20	$ N/A
Diluted	$0.20	$ N/A

	March 31,	December 31,
	2020	2019
	(Unaudited)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$1,007,615,759	$986,042,071
Cash and cash equivalents	27,455,745	40,596,877
Investment securities	252,661,347	217,701,245
Loans and leases, net of allowance for losses	687,053,651	687,258,190
Premises and equipment, net	14,007,080	14,087,169
Federal Home Loan Bank stock	8,630,800	7,600,400
Other assets	17,807,136	18,798,190
Deposits	605,235,378	617,218,813
Borrowings	182,000,000	154,000,000
Total stockholders' equity	193,196,254	187,787,446

Book value (GAAP)	$193,196,254	$187,787,446
Tangible book value (non-GAAP)	193,196,254	187,787,446
Book value per share	14.28	13.88
Tangible book value per share	14.28	13.88

	At and For the Three Months Ended March 31,
	2020	2019

Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets (annualized)	0.98%	0.65%
Return on average equity (annualized)	5.15%	6.36%
Yield on interest-earning assets	4.40%	4.72%
Rate paid on interest-bearing liabilities	1.44%	1.49%
Average interest rate spread during the period	2.96%	3.23%
Net interest margin(1)	3.32%	3.44%
Operating expense to average total assets	2.22%	2.70%
Average interest-earning assets to average interest-bearing liabilities	133.79%	116.60%
Efficiency ratio(2)	62.97%	71.21%

Asset quality ratios:
Non-performing assets to total assets(3)	0.43%	0.48%
Non-performing loans and leases to total gross loans and leases(4)	0.61%	0.60%
Allowance for loan and lease losses to non-performing loans and leases(4)	171.23%	142.76%
Allowance for loan and lease losses to loans and leases receivable	1.05%	0.86%
Net charge-offs to average outstanding loans and leases during the period	0.00%	0.04%

Capital ratios:
Common equity tier 1 capital (to risk weighted assets) (5)	18.20%	11.59%
Tier 1 leverage (core) capital (to adjusted tangible assets) (5)	14.31%	10.04%
Tier 1 risk-based capital (to risk weighted assets) (5)	18.20%	11.59%
Total risk-based capital (to risk weighted assets) (5)	19.14%	12.38%
Equity to total assets at end of period	19.17%	10.10%
Average equity to average assets	19.11%	10.19%

Other data:
Number of full service offices	12	12
Full-time equivalent employees	172	164

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(1)	Net interest income divided by average interest earning assets.

(2)	Total other (non-interest) expenses as a percentage of net interest income and total other (non-interest) income, excluding net securities transactions.

(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.

(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.

(5)	Capital ratios are for First Bank Richmond.

Contacts

Richmond Mutual Bancorporation, Inc.

Garry D. Kleer, Chairman, President and Chief Executive Officer

Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581